Mr. Michael Norregaard
Chief Executive Officer
Sonic Foundry, Inc.
222 W. Washington Ave., Suite 100
Madison, WI 53703

Dear Mr. Norregaard:

This letter agreement (the “Engagement Letter”) confirms and sets forth the terms and conditions of the engagement between Kenneth A. Minor (“Minor”) and Sonic Foundry, Inc. (the “Company”) including the scope of the services to be provided and the basis of compensation for those services. This Engagement Letter is made effective as of October 1, 2019 (the “Effective Date”).

1.	Scope of Work

a.
Minor shall act as interim Chief Financial Officer (“CFO”) of the Company and, as such interim CFO, will provide interim CFO services to the Company, which shall include the following to the extent requested by the Company:

i.	Supervision of accounting, financial and operations staff.

ii.	Participation in a reasonable level of review and control procedures required to support presentation of materially accurate and complete financial statements.

iii.
Review and approval of actual financial results, notes and other disclosures required in periodic presentations to management, the board and filings with the Securities and Exchange Commission (“SEC”).

iv.	Execution of filings with the SEC.

v.	Coordination and review of short and long-term cash and financial analysis and forecasts as needed.

vi.	Review and consultation regarding legal agreements being evaluated for consideration by the Company.

vii.	Negotiation and support related to evaluation of a lease on a new facility for the corporate office.

viii.	Assistance and participation as needed with the Board and the Special Committee of the Board regarding presentations or potential transactions.

ix.	Other activities as reasonably requested or determined necessary by the CEO in order to execute the role of interim CFO.

b.	Reporting – Minor will report to the CEO and Board.

c.
Projections; Reliance; Limitation of Duties. You understand that the CFO services to be rendered by Minor will include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In providing the CFO services, Minor will be relying on information provided by the Company including but not limited to its management representatives or Board members in the preparation of those projections and other forward-looking statements.

Minor and CEO will agree on the days and times appropriate for Minor to perform his duties and estimate that execution of such duties will take approximately 8-10 hours per week. Any significant increase in scope or work beyond such efforts will require mutual agreement to alter the scope of work and compensation.

2.	Payment
Minor will bill the Company for services on a monthly basis at a rate of $7,500 which is due upon the Company’s receipt of Minor’s invoice.

3.	Expenses
Minor shall be reimbursed by the Company for reasonable out-of-pocket expenses. All fees and expenses due to Minor shall be billed on a monthly basis and agreed to in advance.

4.	Employment
The parties intend that an independent contractor relationship will be created by this Agreement. Nothing in this Agreement shall be construed to be inconsistent with that relationship or status. No agent, employee, or representative of the Company shall be deemed to be the employee, agent, or representative of Minor. The Company shall be solely responsible for the payment of all wages and federal, state and local payroll, social security, unemployment, insurance and similar taxes for all of its agents, employees, and representatives. The Company shall not withhold for Minor any federal or state taxes from the amounts to be paid to Minor hereunder, and Minor agrees that he will pay all taxes due on such amounts. Except as provided herein, Minor and his agents, employees, and representatives shall not be entitled to receive any compensation or benefits from the Company by virtue of any services performed under this Agreement; provided, however, that nothing in this Agreement affects any agreements between the Company and Minor, including those provided for in that certain Retirement and Transition Agreement dated July 29, 2019.

5.	Term
The engagement shall commence as of the Effective Date hereof and continue until terminated. This Agreement may be terminated by either party without cause by giving 60 days written notice to the other party; provided, however, that if the Company terminates this Agreement for Cause (as defined below), or if Minor terminates this Agreement for Good Reason (as defined below), then any such termination shall be effective immediately upon receipt of a written notice to that effect given by the terminating party to the other party. Upon termination, any fees and expenses due and owing to Minor shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

For purposes of this Agreement:

“Cause” shall mean if (i) Minor is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; or (ii) Minor willfully disobeys a lawful direction of the CEO or Board, which violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Minor within 20 days after receipt of written notice of the same from the CFO or Board of Directors; and

“Good Reason” shall mean the direction by the CEO or Board to perform or not perform some act the performance or non-performance of which would result in the violation of applicable law, the Company’s ethics policy or the direction to file or release any information or document with the SEC that in the opinion of Minor is not considered materially accurate or complete.

6.	No Third-Party Beneficiary.
The Company acknowledges that all advice (written or oral) given by Minor is intended solely for the benefit and use of the Company. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than relating to: (a) performing and completing the tasks set forth pursuant to this Agreement; (b) advising the Board and the CEO, (c) implementing and accomplishing any operational and/or financial improvement of the Company and (d) as otherwise required by applicable law or by any contract or agreement to which the Company is a party including loan, lease and similar agreements.

7.	Conflicts.
Minor is not currently aware of any relationship that would create a conflict of interest with the Company.

8.	Confidentiality / Non-Solicitation.
Minor shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel or (ii) as required by legal proceedings; provided, however, that if such non-public information is required to be disclosed in a legal proceeding, Minor shall give the Company at least five business days’ notice prior to such disclosure. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Minor acknowledges and represents to the Company that he recognizes his obligations under applicable state and federal securities laws, including his obligation not to disclose material, nonpublic information to any person or other party not subject to a written confidentiality agreement with the Company.

9.	Indemnification.
The Company agrees to indemnify, defend, and hold Minor and his agents, employees, representatives, insurers, and all persons acting by, through, or in concert with any of them harmless from any and all charges, claims, complaints, demands, judgments, liabilities, damages, losses, and expenses, including reasonable attorneys’ fees and costs, that may arise out of the Company providing false or misleading information to Minor in connection with the efforts required of Minor under this Agreement, or by the Company failing to provide Minor with relevant information in connection with the efforts required of Minor under this Agreement. The Company shall ensure that Minor shall be covered in a manner equivalent to an officer of the Company under the Company’s existing director and officer liability insurance policy. The Company shall also, to the extent reasonably available to the Company, maintain any such insurance coverage for a period of not less than two years following the date of the termination of Minor’s services under this Agreement. If no such director and officer liability insurance is reasonably available to the Company, the Company will use its best efforts to aid Minor in acquiring such a policy and will reimburse Minor for all costs associated with the policy throughout the term of this Engagement and for two years following the date of termination of Minor’s services under this Agreement. The provisions of this Section Nine shall survive the termination of this Agreement.

10.	Notices.
Any notices shall be documented and delivered in writing, by mail, courier delivery, facsimile transmission or e-mail addressed to these addresses:

if to Minor:
Kenneth A. Minor
S8749 Waters Edge Way
Prairie du Sac, WI 53578

if to Company:
Chief Executive Officer
222 W. Washington Ave., Suite 100
Madison, WI 53703

if the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Kenneth A. Minor

By:	/s/ Kenneth Minor
Date:	August 5, 2019

Accepted and Agreed:

Sonic Foundry, Inc.

By:	/s/ Michael Norregaard
President and Chief Executive Officer
Date:	August 5, 2019